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                                   EXHIBIT 21

                           Subsidiaries of the Company



The following are the Company's primary subsidiaries (including state of organization) and percentage of ownership:

1.  Sparks Exhibits Holding Corporation                (Delaware)           100%
2.  Sparks Exhibits & Environments Corp.               (Pennsylvania)       100%
3.  Sparks Exhibits & Environments Inc.                (Georgia)            100%
4.  Sparks Exhibits & Environments, Ltd.               (California)         100%
5.  Sparks Exhibits & Environments, Incorporated       (Florida)            100%
6.  DMS Store Fixtures LLC                             (Pennsylvania)       100%
7.  Abex Display Systems, Inc.                         (California)          25%
8.  Sparks Europe, B.V.                                (Netherlands)         25%





















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